Exhibit 99.2

Schedule A

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA and Adjusted EBITDA. We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Adjusted EBITDA is used by management to compare our performance to that of prior periods for trend analyses and planning purposes and is presented to our board of directors. We believe that EBITDA and Adjusted EBITDA are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

In addition, our credit agreements contain financial covenants that use Adjusted EBITDA calculations.

We define “EBITDA” as net income before depreciation and amortization, interest expense and provision for income taxes. We define “Adjusted EBITDA” as net income before depreciation and amortization, interest expense, provision for income taxes, loss on extinguishment of debt, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP. Adjusted EBITDA excludes significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations. In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. The table below provides a reconciliation between net income and Adjusted EBITDA.

Turning Point Brands, Inc.
Reconciliation of GAAP to Adjusted EBITDA
(dollars in thousands) (unaudited)

	Three Months Ended		Year Ended
	March 31,	March 31,	December 31,
	2016	2015	2015
Net income	$2,234	$3,427	$9,149
Add:
Interest expense	8,462	8,482	34,284
Depreciation expense	293	251	1,059
Income tax expense	213	75	1,078
EBITDA	$11,202	$12,235	$45,570
Components of Adjusted EBITDA
LIFO adjustment (a)	309	431	(56)
Pension/postretirement expense (b)	117	94	341
Non-cash stock option and incentives expense	22	75	234
Foreign exchange hedging (c)	(21)	240	(35)
Warehouse reconfiguation (d)	-	375	375
Strategic initiatives (e)	432	363	2,260
Launch costs (f)	392	91	1,915
Adjusted EBITDA	$12,453	$13,904	$50,604

(a)	Represents non-cash expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our Pension/Postretirement expense.
(c)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(d)	Represents the one-time relocation of finished product for improved logistical services.
(e)	Represents the fees incurred for the study of strategic initatives.
(f)	Represents product launch costs of our new product lines.